Exhibit 99.1

CELANESE CORPORATION AND SUBSIDIARIES
SCHEDULE II — VALUATION AND QUALIFYING ACCOUNTS

		Additions
	Balance at	Charged to	Charged to
	Beginning	Costs and	other				Balance at
	of Year	Expenses	Accounts		Deductions		End of Year
	(In $ millions)

Year Ended December 31, 2007
Deducted from asset accounts:
Allowance for doubtful accounts	16	6	—		(4	)(a)	18
Valuation allowance for deferred tax assets	460	27	33	(b)	(209	)(b)(c)	311
Year Ended December 31, 2008
Deducted from asset accounts:
Allowance for doubtful accounts	18	9	—		(2	)(a)	25
Valuation allowance for deferred tax assets	311	11	330	(b)(c)	—		652
Year Ended December 31, 2009
Deducted from asset accounts:
Allowance for doubtful accounts	25	1	—		(8	)(a)	18
Valuation allowance for deferred tax assets	652	(314)	(4	)(c)	—		334

(a)	Includes foreign currency translation effects and uncollected accounts written off, net of recoveries

(b)	Represents amount charged to goodwill as a result of purchase accounting and Accumulated other comprehensive income (loss), net

(c)	Includes changes to valuation allowances associated with changes in net deferred tax assets not resulting in net expense or benefit